EXHIBIT 99.1

EDITORIAL CONTACT:

Kurt Mumma

(650) 930-5210

kmumma@marimba.com

INVESTOR CONTACT:

Andrew Chmyz

(650) 930-5282

investor-info@marimba.com

MARIMBA ANNOUNCES FIRST-QUARTER 2003 FINANCIAL RESULTS

Marimba Achieves Operating and Net Profitability

MOUNTAIN VIEW, Calif.—April 29, 2003—Marimba, Inc. (Nasdaq: MRBA), the Software Change Management Company, today announced its financial results for the first quarter ended March 31, 2003.

First quarter 2003 revenues were $10.1 million, compared with $9.6 million for the fourth quarter of 2002 and with $8.1 million for the first quarter of 2002. Net income for the first quarter of 2003 was $343,000, or a profit per diluted share of 1 cent. This compares with net income of $201,000, or 1 cent per diluted share, sequentially and a net loss of $3.9 million, or 16 cents per diluted share, during the first quarter of 2002. At March 31, 2003, the company’s cash and total investments were $47.9 million.

“We had a solid first quarter, achieving an operating profit during a tough economy. We’ve improved our bottom line for the fourth consecutive quarter and we continue to work to build a business that will show ongoing improvements for the long haul,” said Rich Wyckoff, president and CEO of Marimba. “In Q1, we had a number of important competitive wins. In addition, our recently announced products and partnerships are delivering demonstrable value to our customers.”

Highlights for the first quarter included:

•	Repeat customer wins, including Barclays Global Investors, Bear Stearns, LADWP, MetLife, and Selectica.
•	New customer wins across multiple industry segments, including Albertsons, Argos, Baxter International, Catholic Healthcare West, GE Capital Fleet Services, and NASA.
•	Released joint integration with BMC’s Remedy products that will help customers streamline and automate IT service management.
•	Announced next-generation Device Management offerings planned to the released later in the second quarter of 2003 that will provide enhanced software change management capabilities for mobile and handheld devices.
•	Continued success in Europe, with highest quarterly license bookings total since 1999.
•	Implemented new certification and educational programs to enable customers and partners to be more successful with Marimba products.

Marimba has scheduled a conference call for today at 2:00pm PT (5:00pm ET) to discuss its financial results for the first quarter 2003. Anyone wishing to participate may do so by calling 719-457-2649 approximately 10 minutes prior to the start of the call.

This conference call will be Webcast live, and the Webcast will be available via the Investor page of Marimba’s Website at http://www.marimba.com/investor/conference_call.html for 3 weeks and on an archived basis for up to 11 months thereafter. In addition, a telephone replay of the conference call will be available for 3 weeks at 719-457-0820, passcode 734956.

About Marimba

Marimba, Inc., the Software Change-Management Company, is headquartered in Mountain View, Calif. Marimba’s Desktop/Mobile Management, Server Change Management, and Embedded Management product families allow Global 2000 companies to better manage their IT resources, increase operational efficiency and reduce IT costs. Additional information is available at www.marimba.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by these sections. These forward-looking statements include statements regarding business improvements for the long haul and the effect of recently announced products and partnerships. The results expected by the forward-looking statements in this announcement are subject to a number of risks and uncertainties, including: the ability of Marimba to effectively manage its costs and expenses at expected levels against uncertain revenue expectations, unanticipated costs and expenses that Marimba may need to incur, the potential for a decrease in net revenue which may be caused by reliance on a few large transactions for a significant portion of revenues in any period, delays in the timing of sales and the delivery of products or services, fluctuations in customer and market demand, competition from other vendors, the operational, technical and strategic challenges Marimba faces in product development, and general economic, technological and market conditions. Actual results may differ materially from the results anticipated by these forward-looking statements due to the factors listed above and other factors. The matters discussed in this announcement also involve risks and uncertainties described from time to time in Marimba’s filings with the Securities and Exchange Commission (SEC). In particular, see the Risk Factors described in Marimba’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each as submitted to the SEC and as may be updated or amended with future filings or submissions. Marimba undertakes no obligation to release publicly any updates or revisions to any forward-looking statements contained in this announcement that may reflect events or circumstances occurring after the date of this announcement.

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Marimba is a registered trademark of Marimba, Inc. in the U.S. and certain other countries. Other product, trademark, company or service names mentioned herein are the property of their respective owners.

Financial Statements Attached

MARIMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
License	$6,520	$3,969
Service	3,611	4,092

Total revenues	10,131	8,061

Cost of revenues:
License	163	126
Service	1,363	1,456

Total cost of revenues	1,526	1,582

Gross profit	8,605	6,479

Operating expenses:
Research and development	2,026	2,058
Sales and marketing	5,302	6,676
General and administrative	1,172	1,565
Amortization of deferred compensation	54	552

Total operating expenses	8,554	10,851

Income (loss) from operations	51	(4,372)

Interest income and other income, net	321	432

Profit (Loss) before income taxes	372	(3,940)

Provision for income taxes	29	9

Net Profit (Loss)	$343	$(3,949)

Basic and diluted gain (loss) per share	$0.01	$(0.16)

Shares used in per share calculation—basic	25,311	24,219
Shares used in per share calculation—diluted	25,452	24,219

MARIMBA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Cash, short-term and long-term investments	$47,905	$50,264
Accounts receivable, net	8,823	6,546
Property and equipment, net	2,094	2,333
Other assets	3,221	3,226

	$62,043	$62,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and other liabilities	$4,574	$4,675
Deferred revenue	8,713	8,966

Total liabilities	13,287	13,641

Stockholders’ equity	48,756	48,728

	$62,043	$62,369